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                                                                    EXHIBIT 3.15


                       CERTIFICATE OF OWNERSHIP AND MERGER
                MERGING EDISON PLASTICS INTERNATIONAL, INC. INTO
                        HUNTSMAN EDISON FILMS CORPORATION

                     EFFECTIVE JANUARY 1, 2001 AT 12:01 A.M.

                  Pursuant to and in accordance with Section 253 of the Delaware General Corporation Law (the "DGCL"), Huntsman Edison Films Corporation, a Delaware corporation (the "Corporation"), does hereby certify as follows:

                  1. The Corporation owns all of the outstanding shares of the capital stock of Edison Plastics International, Inc., a Delaware corporation ("Edison").

                  2.       Edison was incorporated under the DGCL on December
21, 1984.

                  3. The Board of Directors of the Corporation, by written consent, determined to merge Edison into the Corporation and duly adopted the following resolutions as of November 15, 2000:

                  WHEREAS, the Directors have determined that it is advisable to cause Edison Plastics International, Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation ("Edison"), to merge with and into the Corporation (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Internal Revenue Code of 1986, as amended.

                  NOW, THEREFORE, BE IT RESOLVED, that the actions of the officers of the Corporation (the "Officers") in arranging for, and in negotiating the terms of, the Merger shall be and they hereby are ratified, confirmed and approved in all respects.

                  RESOLVED, FURTHER, that Edison shall be merged into the Corporation and the Corporation shall assume all of the obligations and liabilities of Edison.

                  RESOLVED, FURTHER, that the Officers, on behalf of the Corporation, shall be and they hereby are authorized, empowered and directed to prepare and execute a Certificate of Ownership and Merger setting forth the information required by the DGCL, including a copy of these resolutions, and to file such Certificate of Ownership and Merger with the Delaware Secretary of State and in any other locations required by applicable law.
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                  RESOLVED, FURTHER, that the Officers shall be, and each hereby is, singly authorized, empowered and directed for and in the name and on behalf of the Corporation to take all such further actions (including, without limitation, the payment of any fees or expenses) which, in such officer's sole discretion, shall be necessary, proper or advisable in order for the Corporation to complete the Merger and/or to carry out fully the intent and to effectuate the purposes of the foregoing resolutions.

                  4. The Merger has been adopted, approved, certified, executed and acknowledged by the Corporation (the parent corporation) in accordance with the DGCL.

                  5. In accordance with Section 103 of the DGCL, this certificate shall be effective on January 1, 2001 at 12:01 a.m.

                  IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and acknowledged by its authorized Officers on December 1, 2000.

                                          Huntsman Edison Films Corporation,
                                          a Delaware corporation




                                          By /s/ Ronald G. Moffitt
                                             ----------------------------------
                                             Its Executive Vice President,
                                             Secretary and General Counsel
                                             Ronald G. Moffitt




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